Exhibit 10.3

AMENDMENT NO. 1 TO THE
GLOBAL SERVICE AGREEMENT

This Amendment No. 1 to the Global Service Agreement ( the “Original Agreement”) dated May 24th, 2016 between Nukkleus Limited, a private limited Bermuda company (“Nukk”) and FXDD Trading Limited, a private limited Bermuda company (“FXDD”) is entered this 3rd day of June 2016. All defined terms not defined herein shall have the meaning as set forth in the Original Agreement.

1. The Parties hereby agree that Section 12 shall be amended and restated as follows:

The Parties agree that FXDD may only terminate the Agreement in whole or in part after the earlier of (i) May 24, 2019 or (ii) upon the exercise of the option by Nukkleus Inc., Nukk’s parent company, to acquire FXDD. Nukk may terminate this Agreement provided it supplies written notice of at least 90 days prior to the termination date, and, further, that Nukk shall fully cooperate with FXDD in the transfer of any or all of the Support provided to a third party outsource provider designated by FXDD or to FXDD directly. In any event, Nukk shall take all commercially reasonable actions to ensure that the termination of the services do not create a detriment to the continuity and quality of FXDD’s provision of services to its clients.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date above written.

Nukkleus Limited	FXDD Trading Limited

By: /s/Emil Assentato	By: /s/Annemarie Caiat

Name and title:	Name and title:
Emil Assentato, CEO	Annemarie Caiat, Secretary